Exhibit 11

               DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
                    COMPUTATION OF NET INCOME PER SHARE
     (Shares and dollars in thousands except per share amounts)

                                       For the Three Months Ended
                                                  January 31


                                              1996         1995

1.  Net income ............................. $166,244  $138,416
2.  Adjustment - Interest expense, after tax
      benefit, applicable to convertible
      debentures outstanding..................     5          6

3.  Net income applicable to common stock -
      before interest applicable to
      convertible debentures.................. $166,249  $138,422


PRIMARY NET INCOME PER COMMON SHARE:
    Shares:
4.    Weighted average number of common
        shares outstanding....................  262,229   259,457

5.    Incremental shares:
        Dilutive common stock options.........    2,184     1,227
        Dilutive stock appreciation rights....       57        53
          Total incremental shares............    2,241     1,280

6.  Primary net income per common share
      (1 divided by 4)........................    $  .63*  $ .53*


FULLY DILUTED NET INCOME PER COMMON SHARE:
    Shares:
7.    Weighted average number of common
        shares outstanding....................  262,229   259,457
8.    Incremental shares:
        Dilutive common stock options.........    2,485     1,409
        Dilutive stock appreciation rights....       61        53

9.    Common equivalent shares from assumed
        conversion of convertible debentures:
          5-1/2% debentures due 2001..........       52        58

10.       Total...............................  264,827   260,977

11.   Fully diluted net income per common
        share (3 divided by 10).............. $    .63*    $ .53*


____________
* Net income per common share outstanding was used in the designated calculations since the dilutive effects of common stock options, stock appreciation rights and assumed conversion of convertible debentures were immaterial. All share and per share amounts have been adjusted retroactively for a three-for-one stock split effective November 17, 1995.